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                                                                    EXHIBIT 99.1

    BIOMED REALTY TRUST COMPLETES ACQUISITION OF PORTFOLIO OF PROPERTIES IN
                            CAMBRIDGE, MASSACHUSETTS

                    - ADDS FIFTH PROPERTY IN SAN FRANCISCO -

      SAN DIEGO, CA - JUNE 1, 2005 - BioMed Realty Trust, Inc. (NYSE: BMR) today announced that it has completed the previously announced acquisition of a portfolio of seven properties and one parking structure in Cambridge, Massachusetts, and an additional property in Lebanon, New Hampshire from The Lyme Timber Company, an affiliate of Lyme Properties. The total purchase price was approximately $523.6 million, excluding closing costs, and was paid in cash and through the assumption of approximately $131.2 million of indebtedness.

      The portfolio includes approximately 1.1 million rentable square feet of laboratory and office space, which currently is 96.8% leased with an average remaining term of ten years, in addition to the parking structure with 447 parking spaces.

      BioMed also announced it has acquired its fifth property in the San Francisco Bay area for approximately $8.8 million in cash. It is located on Dumbarton Circle near the company's Ardentech Court property. The Dumbarton Circle property contains approximately 44,000 rentable square feet of laboratory and office space. It is 100% leased to ARYx Therapeutics Inc., a privately-held pharmaceutical research and development company.

      The acquisitions increase BioMed's real estate portfolio to 32 properties, representing 55 buildings with approximately 4.2 million rentable square feet in all of the major life science markets in the United States.

      "We are pleased to have successfully completed the acquisition of the Cambridge portfolio, which establishes BioMed Realty as the leading owner of life science space in the Boston market and helps reinforce our corporate mission of providing real estate to the life science industry through our premiere life science real estate-oriented management team," said Alan D. Gold, president and chief executive officer of BioMed Realty Trust.

      In order to finance the Cambridge portfolio acquisition and provide additional working capital, the company entered into three credit facilities with KeyBank National Association under which it borrowed an aggregate of $485.0 million. The credit facilities include a senior unsecured revolving credit facility of $250.0 million, under which the company initially borrowed $135.0 million, a senior unsecured term loan facility of $100.0 million and a senior secured term loan facility of $250.0 million. The senior unsecured facilities have a maturity date of May 31, 2008, and initially bear interest at a floating rate equal to LIBOR plus a spread which ranges from 120 to 200 basis points, depending on the company's leverage. The interest rate on the senior unsecured facilities currently is 5.1%. The $250.0 million secured term loan has a maturity date of May 31, 2010, bears interest at a floating rate equal to LIBOR plus 225 basis points and is initially secured by 13 properties. The company entered into an interest rate swap agreement in connection with the closing of the credit facilities, which has the effect of fixing the interest rate on the $250.0 million secured term loan at approximately 6.4%. The new $250.0 million senior unsecured revolving credit facility, which contains an accordion option up to $400.0 million, replaces BioMed's previously existing $100 million revolving unsecured credit facility.
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ABOUT BIOMED REALTY TRUST

      BioMed Realty Trust, Inc. is a real estate investment trust (REIT) focused on acquiring, developing, owning, leasing and managing laboratory and office space for the life science industry. Our tenants include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. Our current properties and our primary acquisition targets are located in markets with well established reputations as centers for scientific research, including Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/New Jersey. Additional information is available at www.biomedrealty.com.

      This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants' financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the California region; risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; failure to manage effectively the company's growth and expansion into new markets, or to complete or integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with the company's potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company's dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company's most recent annual report on Form 10-K. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.